EXHIBIT 99

Section 2: EX-99 (PRESS RELEASE)

FOR RELEASE 8:30 a.m. October 20, 2006

BOTETOURT BANKSHARES, Inc.

19747 Main Street

Buchanan, Virginia 24066

For Further Information Contact:

Michelle A. Alexander, Chief Financial Officer

(540) 591-5013

BOTETOURT BANKSHARES, INC ANNOUNCES RECORD EARNINGS

BUCHANAN, VIRGINIA. October 20, 2006 — Buchanan-based Botetourt Bankshares, Inc. announced today its consolidated financial results for the quarter ending September 30, 2006. Net income for the third quarter amounted to $840,633. This amount compares to $872,269 for the same period last year, representing a decrease of $31,636 or 3.63%. Both basic and diluted earnings per share decreased $0.03 from $0.71 at September 30, 2005 to $0.68 at September 30, 2006.

Net income for the nine months ended September 30, 2006 was $2,673,628 compared to $2,435,193 for the same period last year, representing an increase of $238,435 or 9.79%. Basic earnings per share increased $0.19 from $1.97 at September 30, 2005 to $2.16 at September 30, 2006. Diluted earnings per share increased $0.18 from $1.97 at September 30, 2005 to $2.15 at September 30, 2006.

At September 30, 2006 total assets amounted to $249,549,172, total deposits were $222,746,521, net loans stood at $202,980,975 and total shareholders’ equity was $23,759,619.

H. Watts Steger, Chairman and Chief Executive Officer of Botetourt Bankshares, Inc., “While third quarter earnings are slightly less than third quarter earnings in 2005, we are very pleased that year-to-date earnings exceed the same time period last year, representing the strongest nine months earnings performance in the Company’s history.”

Botetourt Bankshares, Inc. is the holding company for Bank of Botetourt, which was chartered in 1899. Bank of Botetourt operates eight full service offices in Botetourt, Rockbridge, and Roanoke counties.

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially including, without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Botetourt Bankshares, Inc.’s recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-KSB and its other periodic reports.

- END OF TEXT. SEE FINANCIAL INFORMATION ON FOLLOWING PAGES.

Botetourt Bankshares, Inc.

Consolidated Balance Sheets

September 30, 2006 and December 31, 2005

	(Unaudited) September 30, 2006	(Audited) December 31, 2005

Assets
Cash and due from banks	$7,053,424	$8,985,579
Interest-bearing deposits with banks	154,055	291,648
Federal funds sold	—	6,752,000
Investment securities available for sale	28,023,202	27,940,163
Investment securities held to maturity	1,539,899	1,809,776
Restricted equity securities	524,600	474,000
Loans, net of allowance for loan losses of $2,392,632 at September 30, 2006 and $2,271,074 at December 31, 2005	202,980,975	183,352,611
Property and equipment, net	5,640,317	5,784,284
Accrued income	1,517,425	1,222,811
Foreclosed assets	80,000	—
Other assets	2,035,275	1,920,863

Total assets	$249,549,172	$238,533,735

Liabilities and stockholders equity
Liabilities
Noninterest-bearing deposits	$35,947,527	$31,365,352
Interest-bearing deposits	186,798,994	184,477,729

Total deposits	222,746,521	215,843,081
Federal funds purchased	1,679,000	—
Accrued interest payable	811,749	548,317
Other liabilities	552,283	407,292

Total liabilities	225,789,553	216,798,690

Commitments and contingencies	—	—
Stockholders’ equity
Common stock, $1.00 par value, 2,500,000 shares authorized, 1,240,900 issued and outstanding at September 30, 2006 and 1,240,121 issued and outstanding at December 31, 2005	1,240,900	1,240,121
Additional paid-in capital	1,530,184	1,510,751
Retained earnings	20,964,049	18,960,299
Accumulated other comprehensive income (loss)	24,486	23,874

Total stockholders’ equity	23,759,619	21,735,045

Total liabilities and stockholders’ equity	$249,549,172	$238,533,735

Botetourt Bankshares, Inc.

Consolidated Statements of Income

For The Nine and Three Months Ended September 30, 2006 and 2005 (unaudited)

	Nine Months Ended September 30,		Three Months Ended September 30,
	2006 (Unaudited)	2005 (Unaudited)	2006 (Unaudited)	2005 (Unaudited)

Interest income
Loans and fees on loans	$11,504,781	$9,687,125	$3,992,329	$3,424,966
Federal funds sold	337,588	88,578	79,108	69,996
Investment securities:
Taxable	596,575	393,795	208,071	133,994
Exempt from federal income tax	279,003	280,007	92,893	92,107
Dividend income	30,677	24,587	11,360	9,068
Deposits with banks	9,696	3,743	3,443	1,410

Total interest income	12,758,320	10,477,835	4,387,204	3,731,541

Interest expense
Deposits	4,391,710	2,908,160	1,567,308	1,079,257
Federal funds purchased	7,322	16,807	7,322	—

Total interest expense	4,399,032	2,924,967	1,574,630	1,079,257

Net interest income	8,359,288	7,552,868	2,812,574	2,652,284
Provision for loan losses	225,000	350,000	75,000	100,000

Net interest income after provision	8,134,288	7,202,868	2,737,574	2,552,284

Non-interest income
Service charges on deposit accounts	439,179	427,157	159,781	148,458
Net realized gains (losses) on sales of securities	—	7,198	—	—
Other income	687,800	719,861	202,172	226,912

Total non-interest income	1,126,979	1,154,216	361,953	375,370

Non-interest expense
Salaries and employee benefits	3,166,189	2,797,275	1,024,823	952,034
Occupancy and equipment expense	682,562	613,845	247,556	211,432
Other expense	1,533,628	1,423,050	603,437	490,691

Total non-interest expense	5,382,379	4,834,170	1,875,816	1,654,157

Income before income taxes	3,878,888	3,522,914	1,223,711	1,273,497
Income tax expense	1,205,260	1,087,721	383,078	401,228

Net income	$2,673,628	$2,435,193	$840,633	$872,269

Basic earnings per share	$2.16	$1.97	$0.68	$0.71

Diluted earnings per share	$2.15	$1.97	$0.68	$0.71

Basic weighted average shares outstanding	1,240,565	1,235,569	1,240,900	1,235,668

Diluted average shares outstanding	1,243,208	1,236,559	1,243,942	1,236,973